Exhibit 10.2


                           LOAN AGREEMENT


Agreement made this 16 day of July 2003, by and between Life Energy Technology Holdings, Inc., 2005 Beechgrove Place, Utica, New York 13504 USA, a Delaware Corporation ("Life Energy") and Diamond Ridge Advisors, Inc 154 Andrea Lane, Blowing Rock, North Carolina 28605 ("Diamond Ridge") a Delaware corporation,

Whereas Life Energy wishes to borrow and Diamond Ridge Advisors wishes to lend to Life Energy or to Life Energy's Joint Venturer ("Joint Venturer") the amount of twenty one ($21,000,000) million dollars USD bearing interest of 6% per annum( the "Note"),for seven years.

Now therefore, in consideration as set forth below and for good and other valuable consideration, the parties agree as follows:

     1. Life Energy agrees to issue the Note to Diamond Ridge Advisors at the closing which shall occur on August 4, 2003 or as postponed by mutual consent specified date. The Note is for a period of seven years from the date of issuance and shall bear interest at 6% per annum payable monthly, such interest being accrued until first three biosphere units have been manufactured.

     8. As at the closing of this Loan Agreement scheduled for August 4, 2003, Life Energy and /or its Joint Venturer grants to Diamond Ridge Advisors an irrevocable right of first refusal for the funding of all biosphere units to be installed in the United States. This right of first refusal will remain in full force and effect for five years from the date hereof. It is understood between the parties hereto that certain criteria for the installation of to be funded biosphere units will be presented Diamond Ridge. Attached hereto as Exhibit A is a list of such criteria upon presentation to Diamond Ridge, Diamond Ridge shall have 10 business days to exercise its right of first refusal for such funding. Should Diamond Ridge select not to fund any such biosphere units which meets the criteria set forth in Exhibit A, then Diamond Ridge's right of first refusal shall be null and void and ceases to have any force of effect as to the presented transaction and does not absolve Life from submitting all additional projects to Diamond Ridge. Diamond Ridge has the right to act, by mutual agreement as lead syndicator in those cases when Diamond Ridge is not the direct lender.

     9. As at the closing of this Loan Agreement scheduled for August 1, 2003, Life Energy and /or its Joint Venturer grants to Diamond Ridge Advisors an irrevocable right of first refusal for the funding of all biosphere units to be installed internationally. This right of first refusal will remain in full force and effect for five years from the date hereof. It is understood between the parties hereto that certain criteria for the installation of to be funded biosphere units will be presented to Diamond Ridge. Attached hereto as Exhibit B is a list of such criteria upon presentation to Diamond Ridge, Diamond Ridge shall have 10 business days to exercise its right of first refusal for such funding. Should Diamond Ridge select not to fund any such biosphere units which meets the criteria set forth in Exhibit B, then Diamond Ridge's right of first refusal shall be null and void and ceases to have any force of effect as to the presented transaction and does not absolve Life from submitting all additional projects to Diamond Ridge. Diamond Ridge has the right to act, by mutual agreement as lead syndicator in those cases when Diamond Ridge is not the direct


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lender. Terms and conditions for international  transactions will have different terms and conditions then those biosphere units funded in the United States.

     10. Attached hereto and made a part hereof as Exhibit C is the form of the Note

     11. Attached hereto and made a part hereof as Exhibit D is a Profit Participation Understanding by and between the parties hereto which grants to Diamond Ridge for a period commencing on the installation of the first biosphere unit and continuing until such time as such biosphere units is no longer operational the following:

     a. 6.5% of Life Energy's interest in an operational biosphere unit Such profit participation as above said forth above shall include net profits as determined in accordance GAAP and shall include a sale any such biosphere unit if ever. Distribution of the profit participation as above set forth shall occur within 30 days of the closing of yearly accounting.

     b. 6.5% from the Joint Venturer interest in an operational biosphere unit. Such profit participation as above said forth above shall include net profits as determined in accordance GAAP and shall include a sale any such biosphere unit if ever. Distribution of the profit participation as above set forth shall occur within 30 days of the closing of yearly accounting.

     12. Life Energy and/or its joint venturer agree to execute and cause to be filed a Uniform Commercial Code (UCC) lien against any installed biosphere unit funded by the Note or thereafter by exercise of the right of first refusal to so fund.

     13. Representations and Warranties of the Borrower

     In order to induce Diamond Ridge enter into this transaction, Life Energy makes the following representations and warranties. Such representations and warranties shall survive the closing of the transactions contemplated hereby.

     a. Life Energy has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.
     b. Life Energy warrants and represents that it is not now insolvent, bankrupt, or contemplating bankruptcy, that there are no legal claims filed or to its knowledge threatened against Life Energy.
     c. This Agreement, when executed and delivered, will constitute a valid binding agreement, enforceable in accordance with the terms, except such as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights generally.
     d. Neither the execution nor delivery of this Agreement to be executed and delivered by Life Energy pursuant hereto, nor the consummation by Life Energy of the transaction contemplated hereby, will require any authorization, consent, approval, exemption or any other action by, or notice to, any governmental entity.
     e. Life Energy does not have material tax deficiencies, federal, state, foreign, county, local, or other, that would or could affect the solvency, final status of, or otherwise compromise Life Energy in its ability to enter into this agreement
     f. Within 90 days of the closing date, the Life Energy shall obtain Key Man Dr. Chris McCormack life insurance, naming the Diamond Ridge as beneficiary, and shall cause the insurer to notify Diamond Ridge of

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          same,  with the  amount(s) of the  insurance  matching  the  principal balance of the loan [i.e., amount may decrease as principal balance decreases]. If the proceeds of the policy are paid while any part of the principal or interest on the Loan remains unpaid, a portion of the proceeds, up to the whole thereof, will be used to repay the unpaid principal and interest due on the Loan, unless otherwise agreed to in writing by the Lender.
     g.   Within  30 days of  closing  date,  the  Borrower  shall  obtain D & O insurance on the Company and its officers up to five ($5,000,000) million dollars.

     8. Amendment and Waiver

     This Agreement may be amended, or the terms hereof waived, only in writing and having been executed by all of the parties to this Agreement.

9.       Notices

All notices and other communications hereunder shall be delivered in writing and shall be deemed to have been given if delivered by hand [with receipt] or facsimile transmission [with transmission confirmation report], or if deposited with a recognized overnight delivery service [with receipt], addressed as follows:

        If to:            `       Life Energy & Technology Holdings Inc.

        If to :                   Diamond Ridge Advisors, Inc
                                  154 Andrea Lane
                                  Blowing Rock, North Carolina 28605

     Or, at such other address as may hereafter be designated by either party by written notice given hereunder. Notices sent by facsimile transmission must show the sender's date and time of transmission information on such copy.

     Loan principal balance and must provide 30 days written notice of such intent to terminate.

     11. Governing Law and Sites for Litigation

     This Agreement shall be governed by the laws of the State of Delaware without regard to any provisions or conflict of law. The parties agree that any differences shall be filed and adjudicated in this Governing Country.

     d. Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the activities carried out under this Agreement, including without limitation any disputes as to construction, validity, interpretation, enforceability or breach of this Agreement shall be exclusively and finally settled by arbitration, under the rules of Conciliation and Arbitration of the International Chamber of Commerce, and the American Arbitration Act, as such states as than enacted by three(3) Arbitrator. Each side shall appoint (1) arbitrator within thirty (30 days of the submission of a Notice of Arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator within 30 days following the appointment of the Party-appointed arbitrators.
     e. The arbitration proceedings shall be held in Delaware, USA. The arbitrators shall have at all times no financial interest I the Parties, dispute, controversy or claim.

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     f.   Awards  shall be final and not subject to appeal.  Judgments  upon the award may be entered in any court having jurisdiction over the Party or the assets of the Party owing the Judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     13. Counterparts, Facsimile and Signatures.

     This Agreement may be signed in any number of counterparts, and such shall be deemed an original together as one and the same document. The parties agree that facsimile signatures which copy shall show the sender's date and time of transmission shall be deemed an original.

     14. Entire Agreement

     This base Agreement and the associated Exhibits constitute the entire agreement of the parties with respect to the subject matter hereto and supersede any prior or contemporaneous understandings or agreements.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the day and year last below written.


         ACCEPTED ON BEHALF DIAMOND RIDGE ADVISORS, INC:

By:               /s/ Kent W. Trumble
                  ---------------------------
Title:            Chief Executive Officer
                  ---------------------------
Date:             July 16, 2003


ACCEPTED ON BEHALF OF LIFE ENERGY & TECHNOLOGY HOLDINGS INC.:

By:               /s/ Dr CA McCormack
                  ---------------------------
                  Dr CA McCormack,
                  B.Sc., Ph.D., N.I.H.C., M.PS., M.ARVO., F.F., Ful.S.,
Title:            Chief Executive Officer,
                  Life Energy & Technology Holdings Inc
                  for and on behalf of Life Energy & Technology Holdings Inc.
Date:             July 16, 2003